                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                  (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE
                        SERIES A JUNIOR PREFERRED STOCK)
                                       OF
                            PATHOGENESIS CORPORATION
                                       AT
                              $38.50 NET PER SHARE
                                       BY
                            PICARD ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                               CHIRON CORPORATION

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 18, 2000, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE (THE "COMMON STOCK"), TOGETHER WITH THE ASSOCIATED RIGHTS TO PURCHASE SERIES A JUNIOR PREFERRED STOCK (THE "RIGHTS" AND, COLLECTIVELY WITH THE COMMON STOCK, THE "SHARES"), OF PATHOGENESIS CORPORATION (THE "COMPANY") WHICH, WHEN ADDED TOGETHER WITH ALL OTHER SHARES OWNED BY CHIRON CORPORATION AND ITS SUBSIDIARIES, WOULD REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS AND OTHER RIGHTS (OTHER THAN THE RIGHTS, IF SUCH RIGHTS ARE NOT AT THAT TIME EXERCISABLE) TO ACQUIRE SHARES OUTSTANDING ON THE DATE OF PURCHASE), (II) ANY REQUISITE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR THE MERGER DESCRIBED HEREIN HAVING BEEN TERMINATED OR HAVING EXPIRED, AND (III) THE APPLICABLE WAITING PERIODS UNDER CERTAIN FOREIGN ANTITRUST AND COMPETITION LAWS HAVING BEEN TERMINATED OR HAVING EXPIRED, EXCEPT FOR SUCH WAITING PERIODS THE FAILURE OF WHICH TO TERMINATE OR EXPIRE IS NOT REASONABLY LIKELY TO HAVE A PARENT MATERIAL ADVERSE EFFECT OR A COMPANY MATERIAL ADVERSE EFFECT (AS SUCH TERMS ARE DEFINED IN THE OFFER TO PURCHASE) OR TO PROVIDE A REASONABLE BASIS TO CONCLUDE THAT CHIRON CORPORATION, PICARD ACQUISITION CORP. OR THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS, ADVISORS OR OTHER REPRESENTATIVES WOULD BE SUBJECT TO THE RISK OF CRIMINAL LIABILITY. THE CONSUMMATION OF THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 13.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 13, 2000 (THE "MERGER AGREEMENT"), AMONG CHIRON CORPORATION, PICARD ACQUISITION CORP. AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary named herein,
(2) follow the procedure for book-entry tender of Shares set forth in Section 3, or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights.

    The Rights are presently evidenced by the certificates for the Common Stock and a tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. A stockholder of the Company who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee.

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]
August 21, 2000

                               SUMMARY TERM SHEET

    This summary highlights important and material information from this Offer to Purchase but does not purport to be complete. To fully understand the tender offer described in this document and for a more complete description of its terms, you should read carefully this entire Offer to Purchase and the Letter of Transmittal (which together, as amended and supplemented, constitute the "Offer"). We have included section references to direct you to a more complete description of the topics contained in this summary.

- WHO IS OFFERING TO BUY MY SECURITIES?

  Picard Acquisition Corp., a wholly owned subsidiary of Chiron Corporation, is offering to buy your Shares as described in this document. See Section 9 of this document for further information about Chiron Corporation and Picard Acquisition Corp.

- WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  Picard Acquisition Corp. is offering to buy all of the outstanding Shares, including the associated Rights, of PathoGenesis Corporation. For information about the conditions to which the Offer is subject, see Section 13 of this document.

- HOW MUCH IS PICARD ACQUISITION CORP. OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  Picard Acquisition Corp. is offering to pay $38.50 in cash for each Share, including the associated Rights, of PathoGenesis Corporation. See Section 1 of this document for information about the terms of the Offer.

- DOES PICARD ACQUISITION CORP. HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

  Yes. Chiron Corporation, parent of Picard Acquisition Corp., will be financing the Offer described in this document with existing cash. See Section 12 of this document.

- ARE CHIRON CORPORATION'S FINANCIAL RESULTS RELEVANT TO MY DECISION AS TO WHETHER TO TENDER IN THE OFFER?

  Since the Offer is for cash and is not subject to any financing condition, Chiron Corporation's financial results should not be relevant to your decision on whether to tender your Shares in the Offer.

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE INITIAL OFFERING PERIOD?

  You may tender your Shares into the Offer until 12:00 midnight, New York City time, on Monday, September 18, 2000, which is the scheduled expiration date of the offering period, unless Picard Acquisition Corp. decides to extend the offering period or provide a subsequent offering period. See Section 3 of this document for information about tendering your Shares.

- CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  Yes, Chiron Corporation and Picard Acquisition Corp. have agreed that if all of the conditions to the Offer described in this document are not satisfied on any scheduled expiration date of the Offer, Picard Acquisition Corp. may (and in certain circumstances will be required to) extend the Offer for a period of time (which, without the written consent of PathoGenesis Corporation, will not exceed ten days per extension) that Picard Acquisition Corp. reasonably believes is necessary to cause the conditions to the Offer described in this document to be satisfied, PROVIDED that so long as Chiron Corporation and Picard Acquisition Corp. shall have complied with their obligations under the Merger Agreement, Picard Acquisition Corp. will not be required to extend the Offer beyond March 14, 2001 (as such date may be extended pursuant to the Merger Agreement). In addition,

  Picard Acquisition Corp. may, without the consent of the Company, extend the Offer (i) for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer, or (ii) on one or more occasions for an aggregate period of not more than ten business days if a number of Shares representing at least a majority of the total number of outstanding Shares (calculated on a fully diluted basis) but fewer than 90% of the total number of outstanding Shares shall have been validly tendered in the Offer and not withdrawn. See Section 1 of this document for information about extension of the Offer.

- WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

  Following the satisfaction of all the conditions to the Offer described in this document and the acceptance of and payment for all the Shares tendered during the offering period, Picard Acquisition Corp. may, with the written consent of the Company, elect to provide a subsequent offering period, although Picard Acquisition Corp. currently has no intention to do so.

- HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  Picard Acquisition Corp. will announce by press release any extension of the Offer no later than 9:00 a.m., New York City time, on the next day after the previously scheduled expiration date. See Section 1 of this document for more information about extension of the Offer. If, with the consent of the Company, Picard Acquisition Corp. determines to provide a subsequent offering period, it will publicly disclose its intentions by issuing a press release no later than 9:00 a.m., New York City time, on the next day after the expiration date of the offering period. Any such press release will state the approximate number of Shares tendered to date.

- WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  The Offer is conditioned upon, among other things, at least a majority of the total number of outstanding Shares (calculated on a fully diluted basis) being validly tendered in the Offer and not withdrawn, on the expiration or termination of the applicable waiting period under United States federal antitrust laws and on the expiration or termination of the applicable waiting periods under certain foreign antitrust and competition laws. The Offer is subject to certain other conditions. For a complete description of all of the conditions to which the Offer is subject, see Section 13 of this document.

- HOW DO I TENDER MY SHARES?

  If you hold the certificates for your Shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your Shares for you in "street name" you must instruct your broker to tender your Shares on your behalf. In any case, the Depositary must receive all required documents prior to 12:00 midnight, New York City time, on Monday, September 18, 2000, which is the expiration date of the Offer, unless Picard Acquisition Corp. decides to extend the Offer. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this document. See Section 3 of this document for more information on the procedures for tendering your Shares.

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  The tender of your Shares may be withdrawn at any time prior to the expiration date of the Offer. There will be no withdrawal rights during any subsequent offering period. See Section 4 of this document for more information.

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  You (or your broker or bank, if your Shares were held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the stockholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. For complete information about the procedures for withdrawing your previously tendered Shares, see Section 4 of this document.

- WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

  THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

- IF PICARD ACQUISITION CORP. CONSUMMATES THE TENDER OFFER, WHAT ARE PICARD ACQUISITION CORP.'S PLANS WITH RESPECT TO ALL THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

  If Picard Acquisition Corp. purchases at least a majority of the Shares pursuant to the Offer, it intends to cause a merger to occur between Picard Acquisition Corp. and PathoGenesis Corporation in which stockholders who have not previously tendered their Shares will also receive $38.50 in cash subject to their right to dissent and demand the fair cash value of their Shares. If Picard Acquisition Corp. does not receive at least a majority of the Shares, it does not presently intend to acquire any Shares.

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  The purchase of the Shares by Picard Acquisition Corp. will reduce the number of the Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. The Shares may also cease to be quoted on the Nasdaq Stock Market. Also, PathoGenesis Corporation may cease making filings with the SEC or may otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7 of this document for complete information about the effect of the Offer on your Shares.

- WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  On June 2, 2000, the last trading day prior to the public announcement by the Company that it had engaged a financial advisor and other advisors to explore strategic options for enhancing shareholder value, the reported closing price of the Shares on the Nasdaq Stock Market was $18.125 per Share. On August 11, 2000, the last full trading day prior to the public announcement of the Offer, the reported closing price of the Shares was $32.750 per Share. On August 18, 2000, the last full trading day for which prices were available before the commencement of the Offer, the reported closing price of the Shares was $37.938 per Share. You should obtain a recent market quotation for your Shares in deciding whether to tender them. See Section 6 of this document for recent high and low closing bid prices for the Shares.

- WHO IS RESPONSIBLE FOR THE PAYMENT OF TAXES AND BROKERAGE FEES?

  Stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by Picard Acquisition Corp. pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3. Stockholders who hold their Shares through a broker, bank or other nominee should check with such institution as to whether they charge any service fees.

- WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

  If you have any questions you can call the Dealer Manager, Donaldson, Lufkin & Jenrette Securities Corporation at (310) 282-7765 (call collect), or the Information Agent, MacKenzie Partners, Inc. at (800) 322-2885 (toll free). See the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

SECTION                                                                   PAGE
-------                                                                   ----
SUMMARY TERM SHEET...................................................       i
INTRODUCTION.........................................................       1
     1.  Terms of the Offer..........................................       2
     2.  Acceptance for Payment and Payment for the Shares...........       5
     3.  Procedure for Tendering Shares..............................       6
     4.  Rights of Withdrawal........................................       9
     5.  Certain Federal Income Tax Consequences of the Offer........      10
     6.  Price Range of the Shares...................................      10
     7.  Effect of the Offer on the Market for the Shares; Stock
         Quotation, Margin Regulations and Exchange Act
         Registration................................................      10
     8.  Certain Information Concerning the Company..................      12
     9.  Certain Information Concerning Parent and Merger Sub........      14
    10.  Background of the Offer; Contacts with the Company..........      15
    11.  Purpose of the Offer; Plans for the Company; the Merger.....      24
    12.  Source and Amount of Funds..................................      35
    13.  Certain Conditions of the Offer.............................      35
    14.  Dividends and Distributions.................................      36
    15.  Certain Legal Matters.......................................      36
    16.  Fees and Expenses...........................................      38
    17.  Miscellaneous...............................................      39

Schedule A Information Concerning the Directors and Executive
    Officers of
    Parent and Merger Sub............................................
                                                                          A-1

TO THE HOLDERS OF SHARES OF
PATHOGENESIS CORPORATION:

                                  INTRODUCTION

    Picard Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Chiron Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.001 per share (the "Common Stock"), of PathoGenesis Corporation, a Delaware corporation (the "Company"), together with the associated rights to purchase Series A Junior Preferred Stock (the "Rights") issued pursuant to the Rights Agreement, dated as of June 26, 1997, as amended (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank (the Common Stock and the Rights together being referred to herein as the "Shares"), at $38.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders who are record holders of their Shares and tender directly to Harris Trust Company of New York (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Merger Sub will pay all charges and expenses of Donaldson, Lufkin & Jenrette Securities Corporation, as dealer manager ("DLJ" or the "Dealer Manager"), the Depositary and MacKenzie Partners, Inc. (the "Information Agent"). Unless the context requires otherwise, all references to Shares herein shall include the associated Rights, and all references to the Rights shall include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement.

    The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 13, 2000, among Parent, Merger Sub and the Company, pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below) in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall continue its existence under the laws of the State of Delaware. As a result of the Merger, the Company (sometimes referred to herein as the "Surviving Corporation") will become a wholly owned subsidiary of Parent.

    The Merger shall become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such subsequent time or date (not later than 90 days after the date of filing) as Parent and the Company shall agree and specify in the certificate of merger. The time at which the Merger becomes effective is referred to in this document as the "Effective Time". In the Merger, each issued and outstanding Share (other than Shares, if any, that are held by any stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to and who complies in all respects with, the provisions of Section 262 of the DGCL ("Dissenting Stockholders") and Shares that are owned by the Company (as treasury stock), Parent or any subsidiary of Parent (including Merger Sub) immediately prior to the Effective
Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    GOLDMAN, SACHS & CO. ("GOLDMAN SACHS"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS OPINION, DATED
AUGUST 13, 2000 (THE "FINANCIAL ADVISOR OPINION"), TO THE EFFECT THAT, AS OF SUCH DATE, AND BASED ON AND SUBJECT TO THE MATTERS SET FORTH THEREIN, THE $38.50 PER SHARE IN CASH TO BE RECEIVED BY HOLDERS OF THE SHARES IN THE OFFER AND THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. A COPY OF THE FINANCIAL ADVISOR OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN IS ATTACHED AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") IN CONNECTION WITH THE OFFER AND WHICH IS BEING MAILED TO STOCKHOLDERS HEREWITH. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE FINANCIAL ADVISOR OPINION CAREFULLY.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TOGETHER WITH ALL OTHER SHARES OWNED BY PARENT AND ITS SUBSIDIARIES, WOULD REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS AND OTHER RIGHTS (OTHER THAN THE RIGHTS, IF SUCH RIGHTS ARE NOT AT THAT TIME EXERCISABLE) TO ACQUIRE SHARES OUTSTANDING ON THE DATE OF PURCHASE) (THE "MINIMUM CONDITION"), (II) ANY REQUISITE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR THE MERGER DESCRIBED HEREIN HAVING BEEN TERMINATED OR HAVING EXPIRED (THE "HSR CONDITION"), AND (III) THE APPLICABLE WAITING PERIODS UNDER FOREIGN ANTITRUST AND COMPETITION LAWS HAVING BEEN TERMINATED OR HAVING EXPIRED, EXCEPT FOR SUCH WAITING PERIODS THE FAILURE OF WHICH TO TERMINATE OR EXPIRE IS NOT REASONABLY LIKELY TO HAVE A PARENT MATERIAL ADVERSE EFFECT OR A COMPANY MATERIAL ADVERSE EFFECT (AS SUCH TERMS ARE DEFINED IN SECTION 11) OR TO PROVIDE A REASONABLE BASIS TO CONCLUDE THAT THE COMPANY, MERGER SUB OR PARENT OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, ADVISORS OR OTHER REPRESENTATIVES WOULD BE SUBJECT TO THE RISK OF CRIMINAL LIABILITY (THE "FOREIGN ANTITRUST CONDITION"). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION
13. THE MINIMUM CONDITION, THE HSR CONDITION, THE FOREIGN ANTITRUST CONDITION AND THE OTHER CONDITIONS TO THE OFFER SET FORTH IN SECTION 13 ARE COLLECTIVELY REFERRED TO AS THE "OFFER CONDITIONS."

    ACCORDING TO THE COMPANY, AS OF AUGUST 18, 2000 THERE WERE 16,627,661 SHARES OUTSTANDING AND THERE WERE 2,295,438 SHARES RESERVED FOR ISSUANCE UNDER THEN-EXERCISABLE STOCK OPTIONS PURSUANT TO THE COMPANY'S STOCK OPTION AND INCENTIVE PLANS AND 3,375 SHARES RESERVED FOR ISSUANCE UPON THE EXERCISE OF WARRANTS. BASED ON SUCH INFORMATION, THE MINIMUM CONDITION WOULD BE SATISFIED IF 9,463,238 SHARES WERE VALIDLY TENDERED AND NOT WITHDRAWN.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND THEY SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 and, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Merger Sub will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, September 18, 2000, unless and until Merger Sub shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Merger Sub, shall expire. The period from the date hereof until 12:00 Midnight, New York City time, on Monday, September 18, 2000, as such period may be extended, is referred to as the "Offering Period."

    The Rights presently are transferable only with the certificates for the Shares and the surrender for transfer of certificates for any Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificates. Pursuant to the terms of the Merger Agreement, the Company's Board of Directors amended the Rights Agreement to provide that, for so long as the Merger Agreement is in full force and effect, (i) none of Parent and its subsidiaries (including Merger Sub) shall become an "Acquiring Person" (as defined in the Rights Agreement) and no "Stock Acquisition Date" (as defined in the Rights Agreement) shall occur as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the Offer or the Merger, (ii) no "Distribution Date" (as defined in the Rights Agreement) shall occur as a result of the announcement of or the execution of the Merger Agreement or any of the transactions contemplated thereby and (iii) each of Parent and Merger Sub will not be an "Acquiring Person" as a result of the transactions contemplated by the Merger Agreement.

    Subject to the terms of the Merger Agreement (see Section 11) and applicable rules and regulations of the SEC, Merger Sub expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4.

    Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, unless the Minimum Condition, the HSR Condition and the Foreign Antitrust Condition have been satisfied. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, if, immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, any of certain specified conditions set forth in Section 13 exists, which, in the reasonable judgment of Merger Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment. Pursuant to the Merger Agreement, Merger Sub reserves the right to waive any condition to the Offer or modify the terms of the offer, except that, without the written consent of the Company, Merger Sub will not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) change or waive the Minimum Condition, add to the Offer Conditions or modify any Offer Condition in any manner adverse to the holders of Shares, (iv) except as described below, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner adverse to the holders of Shares.

    Notwithstanding the foregoing, Merger Sub may (but shall not be obligated to), without the consent of the Company, (i) extend the Offer for one or more periods of time (which, without the written consent of the Company, shall not exceed ten days per extension) that Merger Sub reasonably believes are necessary to cause the Offer Conditions to be satisfied, if at the scheduled expiration date of the Offer any of the Offer Conditions are not satisfied, until such time as such Offer Conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, or (iii) extend the Offer on one or more occasions for an aggregate period of not more than ten business days if the Minimum Condition has been satisfied but fewer than 90% of the Shares have been validly tendered and not withdrawn. Pursuant to the Merger Agreement, if all of the Offer Conditions are not satisfied on any scheduled expiration date of the Offer then Merger Sub will from time to time and on each such occurrence extend the Offer for a period of time (which, without the written consent of the Company, shall not exceed ten days per extension) that Merger Sub reasonably believes is necessary to cause the Offer Conditions to be satisfied until such conditions are satisfied or waived, PROVIDED that, so long as Parent and Merger Sub shall have complied with their obligations under the Merger Agreement, Merger Sub shall not be required to extend the Offer beyond March 14, 2001 (the "Drop Dead Date"), as may be extended pursuant to the Merger Agreement.

    Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Sub will accept for payment, and will purchase, all Shares validly tendered and not withdrawn promptly after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and purchased as they are tendered.

    Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Merger Sub may choose to make any public announcement, Merger Sub shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other public announcement.

    Merger Sub may (with the written consent of the Company) elect to provide a subsequent offering period of three to 20 business days (the "Subsequent Offering Period") following its acceptance for payment of Shares in the Offer. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. Any decision to provide a Subsequent Offering Period will be announced no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offering Period. Merger Sub will announce the approximate number and percentage of the Shares deposited as of the expiration of the Offering Period no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offering Period, and such securities will be immediately accepted and promptly purchased. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

    Merger Sub confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Merger Sub will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

    If, during the Offering Period, Merger Sub, with the written consent of the Company, shall decrease the number of Shares sought pursuant to the Offer or the Common Stock Price, such decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten-business day period.

    In the event that Merger Sub waives any condition set forth in Section 13, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that Merger Sub disseminate information concerning such waiver.

    The Company has provided Merger Sub with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Merger Sub to record holders of the Shares and will be furnished by Merger Sub to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of the Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE SHARES.

    Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Sub will accept for payment, and will pay for, all Shares validly tendered and not withdrawn promptly after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

    For purposes of the Offer, Merger Sub will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Merger Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for any Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting such payments to the tendering stockholders. In all cases, payment for any Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the certificates and other required documents occur at different times. The price paid to any holder of the Shares pursuant to the Offer will be the highest price per Shares paid to any other holder of Shares pursuant to the Offer.

    UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR THE SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. In the case of any Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. If no such instructions are given with respect to any Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

    Merger Sub reserves the right to assign to any other wholly owned subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Merger Sub of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for any Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

    VALID TENDER. To tender Shares pursuant to the Offer, either (i) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, together with any required signature guarantees and certificates for the Shares to be tendered, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

    BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Sub may enforce such agreement against the participant. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    THE METHOD OF DELIVERY OF ANY SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS REQUESTED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for any Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for any Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for any Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date may tender such Shares by following all of the procedures set forth below:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Merger Sub, is received by the Depositary, as provided below, prior to the Expiration Date; and

        (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, telex, facsimile transmission, mail or a nationally recognized overnight courier to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    OTHER REQUIREMENTS. Notwithstanding any other provision of this document, payment for the Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of the instruments and documents referred to in Section 2.

    TENDER CONSTITUTES AN AGREEMENT. The valid tender of any Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Merger Sub upon the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Merger Sub as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub and with respect to any and all non-cash dividends, distributions, rights, and other shares of Common Stock or other securities issued or issuable in respect of such Shares on or after August 13, 2000 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Merger Sub deposits the payment for such Shares with the Depositary. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Merger Sub of the Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given

(and, if given, will not be deemed effective). Merger Sub's designees will be empowered to exercise all voting and other rights of such stockholder with respect to such Shares (and any and all Distributions) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, actions by written consent in lieu of any such meeting or otherwise. Merger Sub reserves the right to require that, in order for any Shares to be deemed validly tendered, immediately upon Merger Sub's depositing the payment for such Shares with the Depositary, Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions).

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of the Shares will be determined by Merger Sub in its sole discretion, which determination will be final and binding. Merger Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Merger Sub's counsel, be unlawful. Merger Sub also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Merger Sub, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Merger Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders other than non-corporate foreign stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Merger Sub and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

4.  RIGHTS OF WITHDRAWAL.

    Tenders of the Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by Merger Sub pursuant to the Offer, may also be withdrawn at any time after October 20, 2000. There will be no withdrawal rights during any Subsequent Offering Period for any Shares tendered during any Subsequent Offering Period.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of the Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger Sub, in its sole discretion, which determination shall be final and binding. None of Parent, Merger Sub, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

    If Merger Sub extends the Offer, is delayed in its acceptance for payment of any Shares, or is unable to accept for payment any Shares pursuant to the Offer, for any reason, then, without prejudice to Merger Sub's rights under this Offer, the Depositary may, nevertheless, on behalf of Merger Sub, retain tendered Shares, but such Shares may be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

    Sales of the Shares pursuant to the Offer and the exchange of the Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will generally recognize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Any such recognized gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder, and will be long term capital gain or loss if the shareholder has held the Shares for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum U.S. Federal income tax rate of 20%.

    THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.  PRICE RANGE OF THE SHARES.

    The Shares are listed on the Nasdaq Stock Market under the symbol "PGNS." The following table sets forth, for the calendar quarters indicated, the high and low closing prices for the Shares on the Nasdaq Stock Market based on public sources:

                                                               CLOSING COMPOSITE
                                                                     PRICE
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
CALENDAR YEAR
1998:
    First Quarter...........................................  $39.938    $33.125
    Second Quarter..........................................   39.750     27.000
    Third Quarter...........................................   36.250     22.500
    Fourth Quarter..........................................   59.375     32.125
1999:
    First Quarter...........................................   56.875     10.750
    Second Quarter..........................................   15.375     11.875
    Third Quarter...........................................   20.000     13.125
    Fourth Quarter..........................................   21.438     14.250
2000:
    First Quarter...........................................   32.750     20.000
    Second Quarter..........................................   26.000     14.750
    Third Quarter (through August 18, 2000).................   38.000     24.625

    On June 2, 2000, the last full trading day prior to the public announcement by the Company that it had engaged a financial advisor and other advisors to explore strategic options for enhancing shareholder value, the reported closing price of the Shares was $18.125 per Share. On August 11, 2000, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price of the Shares was $32.750 per Share. On August 18, 2000, the last full trading day prior to commencement of the Offer, the reported closing price of the Shares was $37.938 per Share. The Company has never paid any dividends. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

    MARKET FOR THE SHARES. The purchase of any Shares by Merger Sub pursuant to the Offer will reduce the number of the Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    STOCK QUOTATION. The Shares are quoted on the Nasdaq Stock Market. According to published guidelines of the Nasdaq Stock Market, the Shares would no longer be quoted on the Nasdaq National Market if, among other things, the number of publicly held Shares (excluding Shares held directly or indirectly by officers, directors and any person who is a beneficial owner of more than 10% of the Shares) were less than 500,000, the aggregate market value of publicly held Shares were less than $1,000,000 or there were fewer than 300 holders of the Shares in round lots. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or one of the "local lists" unless, as set forth in published guidelines of the Nasdaq Stock Market, the number of publicly held Shares was less than 100,000, or there were fewer than 300 holders in total. According to information furnished to Parent by the Company, as of the close of business on August 18, 2000, there were 371 holders of record of shares of Common Stock not including beneficial holders of Common Stock held in street name, and there were 16,627,661 Shares outstanding. If the Common Stock were to cease to be quoted on the Stock National Market, the associated Rights would be delisted as well.

    If the Shares were to cease to be quoted on the Nasdaq Stock Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

    MARGIN REGULATIONS. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of such shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the Nasdaq Stock Market or for continued inclusion on the Federal Reserve Board's list of "margin securities." Merger Sub intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, then the registration of such Shares under the Exchange Act and the listing of such Shares on the Nasdaq Stock Market will be terminated following the completion of the Merger.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    The Company was incorporated in 1991 as a Delaware corporation. Its executive offices are located at 201 Elliott Avenue West, Seattle, Washington 98119. Its telephone number at such location is (206) 467-8100.

    The Company develops and markets drugs to treat infectious diseases--particularly serious lung infections--where there is a significant need for improved therapy. The Company's drug TOBI-Registered Trademark- (tobramycin solution for inhalation) was initially tested and approved for cystic fibrosis (CF) patients with Pseudomonas aeruginosa lung infections. TOBI has been on the market in the U.S. since January 1998. Sales are growing as market penetration of the drug increases in the U.S. and other countries where TOBI has been approved for sale. According to industry data, pseudomonal bacteria infect the lungs of about 60% of the 70,000 people worldwide with CF.

    Set forth below is certain summary consolidated financial information for each of the Company's last three fiscal years for the period ended 1999 as contained in the Company's Annual Report on Form 10-K (the "Form 10-K") as well as unaudited financial information for the period ended June 30, 2000, as contained in the Company's Quarterly Report on Form 10-Q. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

                            PATHOGENESIS CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          YEAR ENDED DECEMBER 31,
                                                    SIX MONTHS ENDED   ------------------------------
                                                     JUNE 30, 2000       1999       1998       1997
                                                    ----------------   --------   --------   --------
                                                      (UNAUDITED)
INCOME STATEMENT DATA:
  Revenues........................................       $39,937       $60,844    $61,052    $   442
  Income before income taxes (loss)...............        (1,111)       (8,195)     1,883    (33,038)
  Net income (loss)...............................        (1,111)       (8,195)     1,883    (33,038)
  Net income per common share:
    Basic.........................................         (0.07)        (0.50)     (0.12)     (2.10)
    Diluted.......................................         (0.07)        (0.50)     (0.11)     (2.10)
BALANCE SHEET DATA (AT PERIOD END):
  Current assets..................................        63,874        68,211     79,784     87,190
  Total assets....................................        97,830       100,837    112,766     97,596
  Current liabilities.............................         8,410        14,422     14,631      8,107
  Total stockholders' equity......................        86,863        86,414     93,410     89,489

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Merger Sub, Parent and the Dealer Manager have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Parent, Merger Sub and the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Merger Sub or the Dealer Manager.

    OTHER FINANCIAL INFORMATION. During the course of the discussions and information exchange between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent and its financial advisors with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company for 2000, 2001, 2002, 2003, 2004 and 2005 (i.e., without regard to the impact on the Company of a transaction with Parent and Merger Sub) and the Company's budget for 2000. The financial projections included, among other things, the following forecasts of the Company's total revenue, operating income (loss), net income and net cash flow, respectively (in millions): $88, ($1.26), $.05 and ($6) in 2000; $123,
$20, $20 and $18 in 2001; $187, $44, $43 and $38 in 2002; $265, $71, $63 and $55
in 2003, $347, $99, $64 and $54 in 2004; and $593, $192, $121 and $96 in 2005.

    The Company has advised Parent and Merger Sub that it does not as a matter of course make public any projections as to future performance or earnings, and the aforementioned projections are included in this Offer to Purchase solely because such information was provided to Parent and its financial advisors during the course of Parent's evaluation of the Company. Parent and Merger Sub did not rely on such information in their valuation of the Company. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has advised Parent and Merger Sub that (i) its internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments and (ii) the projections were based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and some of which are beyond the control of the Company. Accordingly, there can be no assurance, and no representation or warranty is or has been made by any of the Company, Parent, Merger Sub or any of their representatives, that actual results will not vary materially from those described above. The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters and other matters. The inclusion of this information should not be regarded as an indication that the Company, Parent, Merger Sub or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of the Company, Parent, Merger Sub or any of their respective financial advisors or the Dealer Manager assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described above. None of the Company, Parent, Merger Sub or any of their respective financial advisors or the Dealer Manager intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term). The projections have not been adjusted to reflect the effects of the Offer or the Merger.

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C., 20549 and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov.

9.  CERTAIN INFORMATION CONCERNING PARENT AND MERGER SUB.

    Parent is a Delaware corporation with principal executive offices located at 4560 Horton Street, Emeryville, California 94608. Its telephone number at that address is (510) 655-8730. Parent was incorporated in California in 1981 and was merged into a Delaware corporation in November 1986. Parent is a biotechnology company that participates in three global healthcare businesses; biopharmaceuticals, vaccines and blood testing. The Company is applying a broad and integrated scientific approach to the development of innovative products for preventing and treating cancer, infectious diseases and cardiovascular disease.

    Merger Sub is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer.

    FINANCIAL INFORMATION OF PARENT. Parent is subject to the information reporting requirements of the Exchange Act and in accordance therewith Parent is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the SEC. Such reports, proxy statements and other information are available from the SEC at the addresses and through the website described in Section 8.

    OTHER INFORMATION REGARDING PARENT AND MERGER SUB. The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name, principal business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of Parent and Merger Sub are set forth in Schedule A to this Offer to Purchase.

    Neither Parent nor Merger Sub, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in the Shares in the past 60 days. Neither Parent nor Merger Sub has purchased any Shares during the past two years.

    Except as set forth in Section 10, there have been no negotiations, transactions or material contacts between Parent or Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Section 10, neither Parent nor Merger Sub, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    On December 15, 1999, Parent and the Company entered into the Collaboration Agreement described under Item 11 below to collaborate on drug discovery and development, focusing on development of new antibiotics.

    In early January 2000, Wilbur H. Gantz, Chairman and Chief Executive Officer of the Company, was invited to a breakfast meeting with Sean Lance, Chairman and Chief Executive Officer of Parent. At that meeting, Mr. Lance discussed Parent's desire to expand into the antibiotic field and suggested to Mr. Gantz that the Company would be a good strategic fit with Parent and that Parent was interested in pursuing a combination of the two companies. Mr. Gantz explained to Mr. Lance that while the Company valued Parent as a collaboration partner and recognized that Parent's size and financial strength could be important components in growth, particularly in research, at that time he believed that the Company was not interested in pursuing a combination of the two companies and that the Company's pursuit of its business plan was the best way for the Company to maximize value for the Company's shareholders.

    On January 18, 2000, Mr. Lance sent the following letter to Mr. Gantz:

                              [PARENT LETTERHEAD]
                                 SEAN P. LANCE
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    JANUARY 18, 2000

    VIA FEDERAL EXPRESS

    Mr. Wilbur H. Gantz
    Chairman and Chief Executive Officer
    PathoGenesis Corporation
    5215 Old Orchard Road, Suite 900
    Skokie, Illinois 60077

    Dear Bill:

    Thank you for making the time to meet with me on Tuesday and sharing your thoughts on PathoGenesis so candidly.

    The mutual respect of our research teams paved the way for Chiron's view that a combination between our companies would be very compelling. As you know, Chiron has taken several measures to focus its business on three strategically important therapeutic areas: infectious disease, cancer and cardiology. We have reviewed the idea with our Executive Committee and key Board Members and believe an acquisition of PathoGenesis would play a significant role in building a leading franchise in infectious disease with powerful revenue and earnings growth, fueled by a focused, significant product pipeline and research engine.

    Over the last twelve months, we have substantially increased our financial resources and continued to strengthen our profit position, while putting our strategic vision into practice. As a result, an acquisition by Chiron would provide PathoGenesis with significant financial and strategic resources to enable you to expand and accelerate your company's commercial and clinical output. Access to Chiron's strong balance sheet and financing capabilities and the combined companies' strategic resources would fuel further growth, making us together an attractive strategic partner for future licensing and acquisition activities.

    Bill, we thought that it might be helpful to put our proposal in writing so that you can give our general economic outline careful consideration.

    As discussed, we are prepared to offer a significant premium to the current trading price of PathoGenesis's stock. We are open to discuss the form of consideration for the purchase including cash, stock or any combination.

    I am sure you will agree acquisitions of this kind must be undertaken on a merger basis. Your key employees are critical to ensuring the future success of this transaction for Chiron, particularly in the R&D and sales and marketing functions. We would like to work with you to develop an employment plan for the members of both organizations including location and function. In addition, we would be open to discuss a plan for the issuance of stock options to PathoGenesis employees. We believe the support of PathoGenesis's senior management will be critical to the successful integration of our two companies. We would like to create combined integration teams, with significant contributions from you and your management team.

    In order to allow you an opportunity to consider this proposal carefully, we want to emphasize that this letter does not constitute a formal offer or a binding obligation of either party. I would appreciate very much that this letter and our discussions would remain in your confidence.

    Bill, as you know, we are very excited about the prospect of combining our two companies. Together, we believe we can aggressively build upon the impressive accomplishments of PathoGenesis and Chiron to become a major player in the anti-infective market. This is an important strategic opportunity that we should not pass up.

    As I discussed, I would very much like to get together to present our strategic vision for the next 5 to 7 years. We could meet sometime in early February, perhaps the week of February 7th to 11th. As I will be out of the office for the next two weeks, I would suggest Joyce Lonergan, our Vice President of Corporate Development, call you to arrange a meeting. I look forward to speaking with you soon.

    Sincerely,

    /s/ Sean P. Lance
    Sean P. Lance
    Chairman and Chief Executive Officer

    A regularly scheduled meeting of the Board of Directors of the Company was held on January 26, 2000, at which representatives from Goldman, Sachs & Co. ("Goldman Sachs"), the Company's financial advisor, and Wachtell, Lipton, Rosen & Katz, the Company's legal advisors, were present. At this meeting, Mr. Gantz advised the Board of the verbal and written overtures from Parent. Management and the representatives from Goldman Sachs discussed with the Board certain publicly available information concerning Parent, as well as potential strategies that could be followed if the Board determined to pursue a sale of the Company or a strategic business combination involving the Company, and the Company's legal advisors reviewed with the directors their fiduciary duties under Delaware law. After a discussion of alternatives, the Board unanimously authorized Mr. Gantz to send the following letter to Mr. Lance:

                           [PATHOGENESIS LETTERHEAD]

    JANUARY 27, 2000

    WILBUR H. GANTZ

    CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    VIA FEDERAL EXPRESS

    Mr. Sean P. Lance
    Chairman and Chief Executive Officer
    Chiron Corporation
    4560 Horton Street
    Emeryville, CA 94608-2916

    Dear Sean:

    I have received your letter of January 18, 2000. As I told you when we had breakfast on January 11, PathoGenesis Corporation is not interested in pursuing a combination of our two companies. We are confident that pursuit of our business plan as an independent company is the best way for us to maximize value for our shareholders. We are beginning to see the results of our significant investments, and we do not believe that this is the best time, from the perspective of our shareholders, to engage in a process to sell the company. If and when we reach any different conclusion, we would expect to explore the full range of options available to us before engaging in any transaction. I have discussed this matter and your letter with my board of directors. The board fully supports this conclusion.

    Let me note, however, that we at PathoGenesis view Chiron as an important business partner. We are excited about the collaboration agreement that we reached just last month, and we view our collaboration as an important part of our efforts to increase shareholder value. We trust that you place similar importance on our collaboration, and that our mutual efforts contemplated by that agreement will result in a fruitful relationship. In that regard, let me remind you of your confidentiality obligations under that agreement, and specifically of your obligations, among other things, to use information learned in connection with the collaboration solely in connection with the collaboration.

    Sean, we have carefully considered your letter. From PathoGenesis' perspective, this is simply not the time to engage in the type of discussions that you suggested. I trust that this will conclude the matter.

    Sincerely yours,

    /s/ Wilbur H. Gantz
    Wilbur H. Gantz

    On February 7, 2000, Mr. Lance sent the following letter to Mr. Gantz:

                              [PARENT LETTERHEAD]

                                 SEAN P. LANCE
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    FEBRUARY 7, 2000

    VIA FEDERAL EXPRESS
    Mr. Wilbur H. Gantz
    Chairman and Chief Executive Officer
    PathoGenesis Corporation
    5215 Old Orchard Road, Suite 900
    Skokie, Illinois 60077

    Dear Bill:

    Thank you for your letter of last week, I appreciate your candor in communicating PathoGenesis' view on a potential acquisition by Chiron.

    Given your confident outlook, we understand your feeling that PathoGenesis has significant potential as an independent company. Indeed, we share the view that this is an exciting inflection point for you and your team. We continue to feel that there is a strong rationale for expanding our strategic partnership, perhaps in some other capacity.

    In 1998, we carefully reviewed our businesses and the industry environment and developed a statement of strategic intent that is the unifying principle of our future business plan. In summary, our core business will be novel therapeutics, vaccines, and blood testing, focusing on three therapeutic areas--infectious disease, oncology, and interventional cardiology. We will execute our strategy through an increased commercial orientation for our operating businesses, clinical candidates and research programs. We will focus our resources in areas where we can be most competitive and optimally leverage our scientific and technological assets. As you can see, infectious disease is a cornerstone of our strategy. We would very much like to share our vision and walk you through the thought process that drives our belief that a strategic relationship could be extremely profitable for both our companies.

    Specifically, we have taken many important steps towards building an Infectious Disease franchise over the last two years, including:

       - Signing of our valued research collaboration for anti-infectives;

       - Expanding our small molecule and chemistry research expertise to leverage combinatorial chemistry and high-throughput screening technologies;

       - Further developing and leveraging of Chiron's U.S. and European sales and marketing infrastructure to market and deliver Proleukin (IL-2) for HIV therapy; and

       - In-licensing of the MIV-150 compound for the treatment of HIV.

    We believe all of these events will contribute greatly to our success in infectious disease. As you can see, our research collaboration is an important part of this strategy and we will continue to make every effort to ensure its success. However, we recognize an on-going need to combine strengths with companies that have a common strategic mission, complementary technologies and capabilities.

    Bill, we are enthusiastic about the prospects to build on our collaboration and maximize the shareholder value of both companies through additional strategic partnerships. I would like to build on the discussion we started at breakfast on January 11 and share in greater detail Chiron's strategic vision. I look forward to speaking with you soon.

    Yours sincerely,

    /s/ Sean P. Lance
    Sean P. Lance
    Chairman and Chief Executive Officer

    On February 14, 2000, a telephonic meeting of the Executive Committee of the Board of Directors of the Company was held, at which representatives from Goldman Sachs and the Company's legal advisors were present. Mr. Gantz advised the committee about the February 7, 2000 letter from Parent. The Executive Committee discussed the exchange of correspondence and the advantages and disadvantages of the proposed dialog and authorized Mr. Gantz to send the following letter to Mr. Lance:

                              [COMPANY LETTERHEAD]

                                Wilbur H. Gantz
                      Chairman and Chief Executive Officer

    February 15, 2000

    VIA FEDERAL EXPRESS

    Mr. Sean P. Lance
    Chairman and Chief Executive Officer
    Chiron Corporation
    4560 Horton Street
    Emeryville, CA 94608-2916

    Dear Sean:

    I have received your letter of February 7 and am pleased that you acknowledge our significant potential as an independent company.

    As I have previously expressed to you in person and by letter, PathoGenesis is not interested in pursuing a combination of our two companies or any other type of relationship beyond the collaboration that we put in place last December.

    Again, I trust that this exchange will conclude this matter.

                                          Sincerely yours,

                                          /s/ Wilbur H. Gantz
                                          Wilbur H. Gantz
                                          Chairman and Chief Executive
                                          Officer

    At a regularly scheduled meeting on June 1, 2000, the Board of Directors of the Company discussed the possibility of the Company undertaking a strategic review of various options for enhancing shareholder value. The Board considered the volatility of the prices of the Shares and the then-current market price of the Shares; the difficulty of being a stand-alone company with only a single drug in the marketplace but various promising drug candidates in its pipeline; the resources and critical mass necessary to fully develop the Company's drug pipeline, as well as the risks inherent in such development; and the potential benefits of a combination with another company, including increased size and resources. In light of all these factors, the Board decided to engage Goldman Sachs and other advisors to explore strategic options for enhancing shareholder value. The Company announced this decision publicly on June 5, 2000.

    On June 23, 2000, Mr. Lance sent the following letter to Mr. Gantz:

                              [PARENT LETTERHEAD]

                                 SEAN P. LANCE

                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    JUNE 23, 2000

    VIA FACSIMILE: (847) 583-5409

    Mr. Wilbur H. Gantz
    Chairman and Chief Executive Officer
    PathoGenesis Corporation
    5215 Old Orchard Road, Suite 900
    Skokie, Illinois 60077

    Dear Bill:

    Since you and I last corresponded, Chiron has watched with interest PathoGenesis' progress and accomplishments over the past few months. We continue to believe that a transaction between PathoGenesis and Chiron represents a significant opportunity for both of our companies as well as our respective shareholders. We note your June 5th announcement regarding the hiring of Goldman, Sachs & Co. to explore strategic options. We believe that the value of PathoGenesis may diminish dramatically with the uncertainty and disruption to the Company's employees and operations associated with the process apparently contemplated by your announcement. In order to preserve this value for the benefit of our respective shareholders, we are prepared to move immediately to a definitive transaction.

    Specifically, we propose a strategic merger between Chiron and PathoGenesis. In the merger, PathoGenesis' shares would be valued at $38.50 per share, which represents an aggregate value of approximately $700 million on a fully diluted basis, and a significant premium over PathoGenesis' current share price. The merger consideration would be payable in cash, common stock of Chiron, or a combination of the two, at your option.

    As I mentioned, we believe that it is in our respective best interests to move quickly. We propose to immediately commence negotiations with a view toward entering into a definitive agreement by Friday, June 30. In order to meet this timeline, our outside counsel have prepared a draft agreement which we believe you will find quite favorable from your perspective and very conducive to a prompt conclusion of these matters.

    As we have indicated in prior letters, a merger transaction of this nature requires support and contributions from key employees of both companies to ensure long-term success. We are prepared to work in partnership with you and your management team to form an optimal integration plan for the members of both organizations, including location and function.

    Of course, this letter is an expression of interest and does not constitute a binding obligation of either party. Any transaction is subject to negotiation of definitive agreements and final approval by our Board of Directors. I would appreciate very much that this letter and our discussions remain in the confidence of PathoGenesis and its advisors.

    We are enthusiastic about the prospects of a merger between PathoGenesis and Chiron. We look forward to your response no later than the close of business on Monday, June 26. This proposal will expire at that time unless we have received your favorable response and commenced negotiations.

    Yours sincerely,

    /s/ Sean P. Lance
    Sean P. Lance
    Chairman and Chief Executive Officer

    On June 29, 2000, a special meeting of the Board of Directors of the Company was held in New York. At this meeting the Board received a detailed presentation from Goldman Sachs on the progress of the review of strategic options and a presentation from the Company's legal advisors on the legal duties of directors in considering a potential acquisition of the Company. The Board of Directors of the Company discussed the status of the then ongoing evaluation of strategic options for enhancing shareholder value, including the fact that a number of other companies, or their financial advisors, had contacted Goldman Sachs to express interest in a transaction with the Company, and that the Company was in the process of developing material that it intended would be included in a confidential information memorandum to be shared with parties potentially interested in pursuing a transaction with the Company. Goldman Sachs reviewed with the Board of Directors of the Company the companies that had expressed interest in a potential transaction with the Company, and the Board of Directors of the Company discussed the various strategic fits and risks associated with these companies and various other companies that Goldman Sachs believed might be interested in pursuing such a transaction. The Board of Directors of the Company discussed the risks of proceeding with the process of reviewing strategic options, including the risk that Parent might withdraw or reduce the valuation of its proposal. The Board of Directors of the Company determined that the consideration offered by Parent in its June 23rd letter was not sufficient for the Company to forego completion of a process by which it would determine whether other parties were interested in acquiring or combining with the Company, and the value at which those potential transactions might proceed. However, in light of the Offer, the Board of Directors of the Company decided that such a process should be completed promptly, and should focus on those parties that the Board of Directors of the Company, with the advice of management and its financial advisors, believed were reasonably likely to be interested in and capable of pursuing a transaction with the Company in which the Company's shareholders would receive a premium for their Shares. The Board of Directors of the Company also decided to appoint a Strategic Options Committee to address issues that might arise in connection with the review of strategic options being conducted by the Company, though approval of any transactions would require approval by the entire Board of Directors of the Company.

    On June 30, 2000 representatives of Goldman Sachs informed representatives of Parent that the consideration offered in the June 23rd letter was not sufficient to persuade the Board of Directors of the Company to forego completing the process to determine the level of interest of other potential acquirors or transaction partners, that the Company intended to complete that process promptly, and that Parent would be invited to join in that process.

    During the weeks of July 10 and July 17, several potentially interested parties executed confidentiality agreements and were provided confidential information concerning the Company, and those parties so requesting received a presentation by the Company's management team.

    On July 17, 2000, a concurrent telephonic meeting of the Executive Committee and the Strategic Options Committee of the Company's Board of Directors was held at which representatives from Goldman Sachs and the Company's legal advisors were present. The representatives of Goldman Sachs updated the committees on the companies that had been in contact with Goldman Sachs and the schedule for the remainder of the process. The representatives from Goldman Sachs informed the committees that they had contacted Parent regarding participation in the Company's process but Parent declined to execute a confidentiality agreement, had not been provided confidential information and had not received a presentation from management.

    During the week of July 24, certain potentially interested parties, including Parent, were provided with forms of merger agreements, and were requested to submit offers to acquire the Company, together with any changes that the offeror would require to the form of merger agreement, on August 3, 2000. Interested parties, including Parent, submitted proposals on August 3. Parent's proposal contemplated the acquisition of the outstanding Shares in a cash tender offer for $38.25 per share. Parent's proposal was the only proposal received by the Board of Directors of the Company that contemplated a cash transaction, and was the only proposal that did not contemplate that additional due diligence would be required to complete the transaction. In addition, no proposal offered consideration in excess of that offered by Parent, based on the value of the consideration offered on the date of the proposals.

    On August 7, 2000, a special meeting of the Board was held to consider the proposals submitted. Representatives of Goldman Sachs provided a detailed presentation on the companies that were participating in the process and, along with the Company's legal advisors, reviewed the financial and legal terms of the written proposals. The Board discussed the relative merits of the proposals, including the amount and type of consideration offered, the timing of the proposed transactions and the likelihood of closing under each such proposal. The Board decided to continue discussions with each party that had submitted a written proposal and authorized Goldman Sachs to continue discussions with those parties.

    Following the meeting of the Board on August 7, 2000, representatives of Goldman Sachs telephoned representatives of each party that had submitted a written proposal, and their financial advisors, to inform them that no offer had been selected by the Board as the winning offer, and to provide other feedback on the offers that had been received, including with respect to the changes to the merger agreement that had been provided by each party submitting a written proposal. In addition, Mr. Gantz telephoned Mr. Lance and indicated that at that time the Board of Directors of the Company was not willing to accept Parent's proposed price of $38.25 per Share. Mr. Lance indicated that he believed that Parent had offered a full price, though Parent had not seen confidential information.

    On August 8, 2000, Mr. Gantz telephoned Mr. Lance and discussed the possibility of Parent entering into a confidentiality agreement in order to facilitate the exchange of confidential information and the possibility of a management presentation.

    On August 10, 2000, Parent executed a confidentiality agreement (described in Section 11 hereto) and was provided certain confidential information, and members of Parent's management and representatives of DLJ received a presentation concerning the Company from members of the Company's senior management in San Francisco.

    On August 10 and 11, Parent's General Counsel, along with Parent's legal advisors, and the Company's General Counsel, along with the Company's legal advisors, discussed and negotiated revisions to the form of contract that Parent had provided in its proposal. As a result of those negotiations, Parent agreed that it would not require certain of the proposed contractual changes that it had suggested in its original proposal. In particular, Parent agreed that Parent would not have the right to terminate the Merger Agreement solely as a result of the provision of confidential information by the Company to third parties, or the taking of other actions by the Company as permitted by the exception to the "no solicitation" provision of the Merger Agreement (described in Section 11 of the Offer to Purchase) would not permit Parent to terminate the Merger Agreement, and that in the event of termination of the Merger Agreement by Parent as a result of the Company Board of Directors changing its recommendation of the Offer, the "termination fee" (described in Section 11 of the Offer to Purchase) would not be payable unless the Company were to enter into or consummate another acquisition transaction within twelve months of such termination.

    In the evening of August 11, 2000, Mr. Lance informed Mr. Gantz that, after evaluation of the information that had been made available, Parent's final offer to acquire the Company was $38.50 in cash. Representatives of the Company informed representatives of Parent that the Company's Board would meet on Sunday, August 13, to evaluate all final offers, and that all comments to the Merger Agreement would need to be resolved by that time. Negotiations on the final language of the Merger Agreement continued on August 12 and the language was substantially finalized early in the morning of Sunday, August 13.

    During the period from August 7 to August 11, one other interested party increased the consideration that it had originally proposed in a stock transaction, but noted that its proposal remained conditioned on additional due diligence. During that time, representatives of Goldman Sachs and senior members of management met with that bidder, and the Company's General Counsel, along with representatives from the Company's legal advisors, and that party's legal advisors discussed the proposed revisions that had been made by that bidder to the merger agreement that had been proposed by the Company. The increased value of that bidder's proposal was not, as of August 13, 2000, in excess of $38.50 per share.

    On August 11, 2000, the Board of Directors of Parent met at Parent's offices in Emeryville, California, to consider the proposed transaction. Parents' Board of Directors approved the Merger Agreement and the transactions contemplated by the Merger Agreement.

    On August 13, 2000, the Board of Directors of the Company met at the Company's offices in Skokie, Illinois, to consider the proposals. Goldman Sachs, along with the Company's legal advisors, gave a presentation on the financial and legal aspects of the proposals that had been received. At this meeting, Goldman Sachs orally delivered its opinion to the Board of Directors of the Company that, as of such date, and based upon and subject to certain matters and assumptions, the consideration to be received by holders of Shares pursuant to the Offer and the Merger Agreement is fair from a financial point of view to such holders. Following such presentations and the receipt of Goldman Sachs's opinion, the Board of Directors of the Company unanimously approved the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and determined to recommend that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer.

    Following such meeting, the definitive Merger Agreement was executed in the afternoon of August 13, 2000, and a joint press release announcing the transaction was issued on August 14, 2000 before the opening of trading.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER.

    PURPOSE. The purpose of the Offer and the Merger is to enable Parent indirectly to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. The Company will, as of the Effective Time (as defined herein), be a wholly owned subsidiary of Parent.

    If Merger Sub acquires 90% or more of the outstanding Shares pursuant to the Offer, it will have the votes necessary under Delaware law to approve the Merger without a meeting of the Company's stockholders. Under the DGCL, if Merger Sub owns at least 90% of the outstanding Shares, the Merger may be effected without the vote of, or notice to, the Company's stockholders. Therefore, if at least approximately 14,964,895 of the outstanding Shares are acquired pursuant to the Offer or otherwise, Merger Sub will be able to, and intends to, effect the Merger without a meeting of the Company's stockholders.

    The DGCL requires that the adoption of any plan of merger or consolidation of the Company must be approved by the holders of a majority of the Company's outstanding Shares if the "short form" merger procedure described above is not available. In such case, under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any shares owned by Merger Sub) is required to approve the Merger. If Merger Sub acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and Merger Sub were to accept for payment, and pay for, Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger regardless of the vote of any other stockholder of the Company.

    PLANS FOR THE COMPANY. Except as disclosed in this Offer to Purchase, neither Parent nor Merger Sub has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board. Parent will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the relationship of the operations of the Company with those of Parent. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Parent acquires control of the Company, Parent will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances and the strategic opportunities which then exist. Such changes could include, among other things, restructuring Parent and/or the Company through changes in Parent's and/or the Company's business, corporate structure, articles of incorporation, by-laws, capitalization or management or could involve consolidating and streamlining certain operations and reorganizing other businesses and operations.

    Assuming the Minimum Condition has been satisfied and Merger Sub purchases all Shares tendered pursuant to the Offer, Merger Sub intends, subject to Rule 14f-1 of the Exchange Act, promptly to exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Board of Directors of the Company. Under the Merger Agreement, the Company has agreed that, promptly upon the purchase of and payment for Shares by Merger Sub or any of its affiliates pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product obtained by multiplying the total number of directors on such Board (giving effect to the directors designated by Parent in accordance with this sentence) by the percentage that the number of Shares so purchased and paid for, plus any shares beneficially owned by Parent or its affiliates on the date of such purchase and payment, bears to the total number of Shares then outstanding. Merger Sub presently intends to select such designees to the Board of Directors from among individuals (who are currently officers or directors of Parent or its affiliates) identified in a list that Parent had provided to the Company and that the Company has included in its Schedule 14D-9. The Merger Agreement also provides that the directors of the Company immediately prior to the Effective Time shall be the directors of the Company after the consummation of the Merger at and after the Effective Time. Merger Sub or an affiliate of Merger Sub may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer. The Company's Board of Directors has approved the Merger Agreement and Merger Sub's acquisition of the Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable. Merger Sub and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

    THE MERGER AGREEMENT. THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS FILED WITH THE SEC AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO FILED BY PARENT AND MERGER SUB (THE "SCHEDULE TO") AND IS INCORPORATED HEREIN BY REFERENCE. CAPITALIZED TERMS NOT OTHERWISE DEFINED BELOW SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT. THE SCHEDULE TO MAY BE OBTAINED FROM PARENT AT THE ADDRESS SET FORTH IN SECTION 9 OR FROM THE SEC AS SET FORTH IN SECTION 8. THE MERGER AGREEMENT MAY BE OBTAINED FROM PARENT AT SUCH ADDRESS, OR FROM THE COMPANY AS SET FORTH IN SECTION 8.

    THE OFFER. The Merger Agreement provides that Merger Sub will commence the Offer and that upon the terms and subject to prior satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, promptly after expiration of the Offer, Merger Sub will accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub is permitted to accept and pay for under applicable law (such date of acceptance for payment, the "Acceptance Date"). Provisions of the Merger Agreement relating to the modification of the terms and conditions of the Offer are described in Section 13.

    THE MERGER. The Merger Agreement provides that following the receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver of certain other conditions, at the Effective Time Merger Sub will be merged into the Company. In the Merger, each issued and outstanding Share (other than Shares held by Dissenting Stockholders and Shares that are owned by the Company (as treasury stock), Parent or any subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price.

    CONDITIONS TO THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

        (1) Merger Sub shall have purchased Shares pursuant to the Offer, except that this condition shall not be a condition to Parent's and Merger Sub's obligation to effect the Merger if Merger Sub shall have failed to purchase Shares pursuant to the Offer in breach of (or as a result of Parent's breach) the Merger Agreement.

        (2) the Merger Agreement and the Merger shall have been adopted and approved by the requisite vote of the stockholders of the Company, if required by the DGCL;

        (3) no judgment, injunction, order or decree of a court or governmental agency or authority of competent authority shall be in effect which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger; PROVIDED, HOWEVER, that no party may rely on this condition if it is in breach of its covenant to use all reasonable efforts (including specific actions with respect to antitrust clearance) to consummate and make effective the transactions contemplated by the Merger Agreement and such breach has, directly or indirectly, resulted in such judgment, order or decree being in effect; and

        (4) any waiting period applicable to the consummation of the Merger under the HSR Act and any foreign antitrust and competition laws shall have expired or been terminated and all approvals required under foreign antitrust and competition laws before the consummation of the Merger shall have been obtained, except for such waiting periods (other than the HSR Act) or approvals the failure of which to expire or be obtained is not reasonably likely to have a Parent Material Adverse Effect (as defined below) or a Company Material Adverse Effect (as defined below) or to provide a reasonable basis to conclude that the parties to the Merger Agreement or any of their respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability. "Parent Material Adverse Effect" means any effect that is materially adverse to
    (i) the business, financial condition or operations of Parent and its subsidiaries, taken as a whole, or (ii) the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement, except, in the case of clause (i), for any such effect resulting from or arising out of the condition of the United States economy or financial markets generally, or from a condition generally affecting participants in the industry in which Parent competes. "Company Material Adverse Effect" means any effect that is materially adverse to (i) the business, financial condition, operations or prospects of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by the Merger Agreement, except, in each case, for any such effect resulting from or arising out of (x) any employee attrition, including without limitation resignations or other terminations of employment of any employees of the Company, whether or not in the ordinary course of business, (y) the condition of the United States economy or financial markets generally, or (z) a condition generally affecting participants in the industry in which the Company competes.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company):

    (1) by mutual written consent of the Company and Parent;

    (2) by either Parent or the Company:

       - if Merger Sub shall not have accepted for payment any Shares pursuant to the Offer prior to the Drop Dead Date, provided that (A) if at such date the waiting period applicable to the consummation of the Offer or the Merger under the HSR Act or any foreign antitrust and competition laws shall not have expired or been terminated, or any approval required under any foreign antitrust and competition laws shall not have been obtained (except for such waiting periods (other than under the HSR Act) or approvals the failure of which to expire or be obtained is not reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect or to provide a reasonable basis to conclude that Parent, Merger Sub to the Company or any of their respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability), the Drop Dead Date may be extended to June 14, 2001 by Parent or the Company by written notice to the other party, PROVIDED that the party extending the Drop Dead Date has a reasonable expectation, assuming that all other parties to the Merger Agreement comply with their obligations thereunder that the applicable waiting period or approval will have expired or been terminated or obtained, as the case may be, on or prior to June 14, 2001 and (B) the right to terminate the Merger Agreement pursuant to the provisions described in this paragraph will not be available to any party whose breach of the Merger Agreement has been the cause of, or resulted in, the failure of Shares to have been purchased pursuant to the Offer by the Drop Dead Date; or

    Notwithstanding this restriction, the Company may in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor and legal counsel, could reasonably be expected to lead to a Superior Proposal (as defined below), furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such potential acquiror, PROVIDED that the Company's Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law.

    The Company is also required to pay Parent the $25,000,000 termination fee in the event that the Merger Agreement is terminated by:

        (1) the Company pursuant to the provision of the Merger Agreement described in the second bullet point of clause (4) of "Termination of the Merger Agreement" above (relating to the Board of Directors of the Company authorizing the Company to enter into a binding written agreement concerning a Superior Proposal (as defined below)); or

        (2) Parent because the Company has entered into a definitive agreement for a Superior Proposal (as defined below).

    In each of the cases where the Company is required to pay the termination fee, the Company shall pay all of the reasonable, documented charges and expenses, including those of the paying agent, incurred by Parent or Merger Sub in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement up to a maximum amount of $3,100,000.

    ACQUISITION PROPOSALS. The Company has agreed that prior to the Effective Time or earlier termination of the Merger Agreement, the Company shall not and shall not permit its subsidiaries to, and the Company will use its reasonable best efforts to cause any officer, director or employee, of the Company or any of its subsidiaries, and any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to, directly or indirectly, initiate, solicit, encourage or negotiate or provide nonpublic or confidential information to facilitate, any proposal or offer (other than any proposal or offer by Parent or any of its subsidiaries) to acquire all or 15% or more of the business, properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, and whether for cash, securities or any other consideration or combination thereof (an "Acquisition Transaction").

    Notwithstanding this restriction, the Company may in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor and legal counsel, could reasonably be expected to lead to a Superior Proposal (as defined below), furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such potential acquiror, PROVIDED that the Company's Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law.

    Under the Merger Agreement, "Superior Proposal" means an Acquisition Proposal which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor and legal counsel, would, if consummated, likely provide consideration to the holders of Shares with greater financial value than the consideration payable in the Offer and the Merger.

    The Company agreed that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal.

    The Company is required promptly to notify Parent after receipt of any Acquisition Proposal, and such notice must indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal. The Company must thereafter keep Parent informed, on a reasonably current basis, on the status and terms of any such Acquisition Proposal and the status or any discussion or negotiations with any potential acquiror related thereto.

    Prior to the Effective Time, the Board of Directors of the Company may withdraw or modify the recommendation by the Board of Directors of the Company of the Merger Agreement, the Offer or the Merger, if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so.

    The Merger Agreement specifically allows the Board of Directors of the Company to take and disclose to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act with respect to a tender or exchange offer by a third party and to make such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors of the Company, with the advice of outside counsel, is required under applicable law.

    COVENANTS, REPRESENTATIONS AND WARRANTIES. The Merger Agreement also contains certain other restrictions as to the conduct of business by the Company pending the Merger, including, among other things, covenants restricting the Company's ability to take actions that would change or affect the capital structure of the Company, as well as representations and warranties of each of the parties customary in transactions of this kind.

    AMENDMENT OF THE MERGER AGREEMENT. The Merger Agreement may be amended by Parent, Merger Sub and the Company by action taken or authorized by their respective Boards of Directors at any time before or after the Company stockholders approve the Offer; PROVIDED that after the Acceptance Date no amendment may be made which decreases the Offer Price and any amendment will require the concurrence of a majority of the directors of the Company then in office who neither were designated by Parent nor are employees of the Company. After the approval of the Company stockholders has been obtained, no amendment may be made that by law requires the further approval of the Company stockholders without the further approval of such stockholders.

    TREATMENT OF OPTIONS AND WARRANTS. At the Effective Time, each holder of outstanding and unexercised options to purchase Shares granted under any of the Company's stock option plans or otherwise (each, a "Company Option"), whether or not exercisable or vested, shall be entitled to receive, in full satisfaction of such Company Option, cash in an amount equal to the product of (A) the excess, if any, of the Offer Price over the exercise price per share thereof and
(B) the number of Shares subject to such Company Option (the "Option Cash-Out Right"). Each option holder shall have the right to elect, in lieu of such holder's Option Cash-Out Right, to cause each and every Company Option held by such holder (but not fewer than all Company Options held by such holder) to be converted, at the Effective Time, into options (each, a "Parent Option") to purchase a number of shares of common stock, par value $0.01 per share ("Parent Shares"), of Parent equal to the product, rounded down to the nearest whole share, of (A) the number of Company Shares subject to the original Company Option and (B) the Conversion Ratio (as defined below), at a per Parent Share exercise price, rounded up to the nearest whole cent, equal to (I) the per share exercise price for the Shares originally issuable pursuant to such Company Option divided by (II) the Conversion Ratio; PROVIDED, HOWEVER, that (A) in the case of any Company Option to which Section 422 of the Internal Revenue Code (the "Code") applies, the exercise price, the number of Parent Shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of
Section 424(a) of the Code; (B) any holder making such election shall thereby waive such holder's right to accelerated vesting of all of the Company Options held by such holder on the Acceptance Date and the Effective Time or as a result of any other event contemplated by this

Agreement, and any Parent Options issued upon the conversion of Company Options held by such holder that had not become vested and exercisable prior to the Acceptance Date shall vest and become exercisable only in accordance with the original terms of such Company Options; and (C) at the Effective Time Parent shall grant to such holder making such election and granting the waiver contemplated by clause (B) an option (each, a "New Parent Option") to purchase a number of Parent Shares equal to the product or (x) the number of Parent Shares subject to Parent Options issued upon conversion of all unvested and unexercisable Company Options held by such holder, and (y) .30. The New Parent Options shall have a vesting schedule and a per Parent Share exercise price determined as of the Effective Time in accordance with the Chiron Corporation 1991 Stock Option Plan, as amended. The exercise price per share of the New Parent Options shall be no more than the fair market value of Parent Common Stock on the grant date and the vesting schedule for the New Parent Options shall provide that such New Parent Options shall vest and become exercisable with respect to no fewer than 25% of the shares subject to such New Parent Option on each anniversary of the grant date. Each of the New Parent Options shall be an incentive stock option to the extent permitted under applicable law. The election to convert Company Options into Parent Options shall be made prior to the Effective Time and shall be effective at the Effective Time. The term "Conversion Ratio" means the ratio of (y) the Offer Price to (z) the average (the "Parent Average Price") of the closing prices per Parent Share on the Nasdaq Stock Market for the five consecutive trading days immediately preceding the Effective Time.

    In the event that any holder of a Company Option is terminated within twelve months after the Effective Time other than for cause or terminates within 13 months following the Effective Time pursuant to "good reason" as defined in any applicable employment or severance agreement, then each Parent Option received upon conversion of a Company Option shall immediately become exercisable and vested whether or not then exercisable or vested and shall be converted into the right to receive cash in an amount equal to the product of (A) the amount, if any, by which the Parent Average Price exceeds the exercise price per share thereof for such Parent Option and (B) the number of shares of Parent Common Stock subject to such Parent Option. All Parent Options and New Parent Options issued pursuant to this provision of the Merger Agreement will have customary "cashless exercise" provisions.

    At the Effective Time, each outstanding warrant to purchase Shares shall be converted into an obligation of Parent to pay, and a right of the holder thereof to receive in full satisfaction of such warrant, cash in an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of such warrant and (B) the number of Shares subject to such warrant.

    INDEMNIFICATION OF OFFICERS AND DIRECTORS. Parent has agreed that the indemnification provisions of the Company's certificate of incorporation or bylaws as in effect at the Acceptance Date shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company. From and after the Acceptance Date, Parent will assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Company to honor, in accordance with their respective terms, each of the covenants in the Merger Agreement pertaining to indemnification of officers and directors, without limit as to time.

    From and after the Acceptance Date, each of Parent and the Company and, from and after the Effective Time, the Surviving Corporation, will, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director, officer, employee and agent of the Company or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or the Merger or the other transactions contemplated by the Merger Agreement or arising out of or pertaining to the transactions contemplated by the Merger Agreement to the fullest extent that the Company would have been permitted under Delaware law and the Company's certificate of incorporation and bylaws in effect on the date of the Merger Agreement.

    For a period of six years after the Effective Time, Parent will cause to be maintained in effect the current directors' and officers' liability insurance coverage maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time; PROVIDED, HOWEVER, that if the existing current policies expire, are terminated or cancelled during such six-year period, Parent will use its reasonable efforts to obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of two times the premiums paid the Company as of the date of the Merger Agreement.

    TREATMENT OF EMPLOYEE BENEFITS. Parent agrees that the Company will honor, and following the Effective Time, Parent and its affiliates will honor, all Company employee benefit plans in accordance with their terms as in effect immediately before the Acceptance Date, subject to any amendment or termination thereof that may be permitted by such terms and provided that nothing in the provision of the Merger Agreement described in this sentence will prevent Parent or the Surviving Corporation from replacing the Company's existing company employee benefit plans as contemplated by and in accordance with the following sentence. Through December 31, 2001, Parent shall provide, or shall cause to be provided, to current and former employees of the Company and its subsidiaries (the "Company Employees") compensation and employee benefits that are, in the aggregate, not less favorable than those provided to Company Employees immediately before the Acceptance Date, although this will not prevent the termination of employment of any Company Employee or the amendment or termination of any particular company employee benefit plans to the extent permitted by its terms as in effect immediately before the Acceptance Date.

    For purposes of eligibility and vesting and levels of benefits under the employee benefit plans of Parent and its affiliates providing benefits to any Company Employees after the Acceptance Date (the "New Plans"), each Company Employee shall be credited with his or her years of service with the Company and its affiliates before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company employee benefit plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

    In the Merger Agreement, Parent has acknowledged that the transactions contemplated by the Merger Agreement shall constitute a "change of control" under the Company's employee benefit plans, as applicable. Parent has further acknowledged that certain executives shall have "Good Reason" under their employment agreements as of the Acceptance Date and shall be eligible to terminate employment and receive severance benefits for a "Good Reason" termination following the Acceptance Date. Parent and the Company have acknowledged that none of such executives is a participant on his own behalf with respect to the transaction contemplated by the Merger Agreement.

    Pursuant to the Merger Agreement, the Company amended its Employee Stock Purchase Plan to provide that participants in the plan will not be allowed to make new deposits in their accounts following the Acceptance Date. Participants will be deemed to have exercised their rights to purchase Shares with amounts remaining in their accounts immediately prior to the Effective Time and the Employee Stock Purchase Plan will terminate immediately prior to the Effective Time.

    COMPOSITION OF THE BOARD OF DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time, will be the directors of the Surviving Corporation after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    COLLABORATION AGREEMENT. On December 15, 1999, the Company and Parent entered into a Collaboration Agreement (the "Collaboration Agreement") to research, develop, manufacture and commercially utilize mutually selected novel antibacterial drugs for human use. The research program contemplated by the Collaboration Agreement runs for three years after the effective date, and is thereafter extendable by joint consent of the parties. The work under the Collaboration Agreement is directed and managed by a Collaboration Management Team, composed of members selected in equal number by each Party. The Collaboration Agreement contemplates joint development and co-commercialization of products, with the costs and profits from such products divided equally by the parties. The foregoing summary and description of the Collaboration Agreement are qualified in their entirety by reference to the Collaboration Agreement, which has been filed as an exhibit to the Schedule TO and is incorporated herein by reference.

    CONFIDENTIALITY AGREEMENT. On August 10, 2000, Parent executed a confidentiality agreement, dated August 8, 2000 (the "Confidentiality Agreement"), which provides that Parent will use certain information concerning the Company solely for the purpose of evaluating a strategic transaction between Parent and the Company and that Parent will keep such material confidential. The foregoing summary of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, which has been filed as an exhibit to the Schedule TO and is incorporated herein by reference.

    APPRAISAL RIGHTS. Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of the Shares who properly demands and perfects appraisal rights and who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

    If any holder of the Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the Offer Price in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

    The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    RULE 13E-3. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Merger Sub does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the Acceptance Date. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger.

    The Rights presently are transferable only with the certificates for the Shares and the surrender for transfer of certificates for any Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificates. Pursuant to the terms of the Merger Agreement, the Company's Board of Directors amended the Rights Agreement to provide that, for so long as the Merger Agreement is in full force and effect, (i) none of Parent and its subsidiaries (including Merger Sub) shall become an "Acquiring Person" (as defined in the Rights Agreement) and no "Stock Acquisition Date" (as defined in the Rights Agreement) shall occur as a result of the execution, delivery and performance of the Merger Agreement and the consummation or the Offer of the Merger, (ii) no "Distribution Date" (as defined in the Rights Agreement) shall occur as a result of the announcement of or the execution of the Merger Agreement or any of the transactions contemplated thereby and (iii) each of Parent and Merger Sub will not be an "Acquiring Person" as a result of the transactions contemplated by the Merger Agreement.

12. SOURCE AND AMOUNT OF FUNDS.

    Merger Sub estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $700 million. Parent will finance the Offer and the Merger with existing cash.

13. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other term of the Offer or the Agreement, Merger Sub is not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including the rules relating to Merger Sub's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, unless:

    - the Minimum Condition has been satisfied;

    - the HSR Condition has been satisfied; and

    - the Foreign Antitrust Condition has been satisfied.

    Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub is not required to accept for payment or to pay for any Shares not previously accepted for payment or paid for, if, immediately prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions exists, which, in the reasonable judgment of Merger Sub or Parent and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment:

        (1) there shall have been entered, enforced or issued by any governmental entity, any judgment, order, injunction or decree which:

       - makes illegal, restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent or Merger Sub, or the consummation of the Merger; or

       - prohibits the ownership or operation by Parent or any of its subsidiaries of the Company;

PROVIDED, in each case, that Parent has complied with its covenants to use all reasonable efforts (including specific actions with respect to antitrust clearance) to consummate and make effective the transactions contemplated by the Merger Agreement;

        (2) there shall have been any statute, rule, regulation, legislation or interpretation enacted, enforced, promulgated, amended or issued by any governmental entity or deemed by any governmental entity applicable to Parent, the Company or any subsidiary or affiliate of Parent or the Company or any transaction contemplated by the Merger Agreement, other than the HSR Act and foreign antitrust and competition laws which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clause (1) above;

        (3) the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct as of such time, except for such failures to be true and correct that, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect;

        (4) the Company shall have failed to perform in any material respect any material obligation required to be performed by it at or prior to such time under the Merger Agreement; or

        (5) the Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Merger Sub and Parent in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

14. DIVIDENDS AND DISTRIBUTIONS.

    Pursuant to the Merger Agreement, the Company has agreed that during the term of the Merger Agreement the Company may not declare, set aside or pay any dividend or distribution with respect to the Shares payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company, or a subsidiary of the Company, by a subsidiary of the Company.

15. CERTAIN LEGAL MATTERS.

    GENERAL. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Parent and Merger Sub are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of the Shares by Merger Sub pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of the Shares by Merger Sub pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals are not obtained or such other actions are not taken, any of which might enable Merger Sub to elect to terminate the Offer without the purchase of the Shares thereunder, if the relevant conditions to termination are met. Merger Sub's obligation under the Offer to accept for payment and pay for the Shares is subject to the Offer Conditions certain conditions. See Section 13.

    UNITED STATES ANTITRUST COMPLIANCE. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of the Shares by Merger Sub is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of Merger Sub's obligation to accept Shares for payment.

    Pursuant to the HSR Act, Parent filed a Notification and Report Form with respect to the acquisition of the Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC on August 21, 2000. Under the provisions of the HSR Act applicable to the purchase of the Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on September 5, 2000, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent will request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Shares by Merger Sub pursuant to the Offer. At any time before or after Merger Sub's purchase of the Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of the Shares pursuant to the Offer or seeking divestiture of the Shares acquired by Merger Sub or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

    GERMAN ANTITRUST COMPLIANCE. Under the German Act against Restraints of Competition (the "Act"), certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the German Federal Cartel Office (the "FCO" or BUNDESKARTELLAMT) and certain waiting period requirements have been satisfied without issuance by the FCO of an order to refrain. The purchase of the Shares by Merger Sub pursuant to the Offer and the consummation of the Merger may be subject to such requirements. Under such laws, the FCO has one month (unless earlier terminated by the FCO) from the date of filing of such information with the FCO to clear the Offer and the Merger or to advise the parties of its intention to investigate the Offer and the Merger in depth, in which case the FCO has four months from the date of filing in which to take steps to oppose the Offer and the Merger. According to the Act, the purchase of the Shares pursuant to the Offer may not be consummated before the end of the one-month period, or, if the FCO has informed the parties about the initiation of an in-depth review within such period, before the end of the four-month period or its agreed-upon extension, unless the FCO has given its clearance to the proposed transaction in writing before the end of such periods. In the course of its reviews, the FCO will examine whether the proposed acquisition of the Shares by Merger Sub pursuant to the Offer would create a dominant market position or strengthen an already-existing dominant position in Germany. If the FCO makes such a finding, it will act to prohibit the transaction. While Parent and the Merger Sub do not believe that there is any basis for the FCO to investigate the Offer and the Merger in depth, there can be no assurance that the FCO will not investigate or oppose the transactions or that the FCO will not seek to extend the waiting period. Parent and the Company expects to file the information with the FCO as soon as reasonably practicable following the date of this document.

    OTHER FOREIGN FILINGS. Parent and the Company each conduct operations in a number of foreign countries, and filings may have to be made with foreign governments under their pre-merger notification statutes. The filing requirements of various nations are being analyzed by the parties, and, where necessary, the parties intend to make such filings.

    STATE TAKEOVER LAWS. Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock in the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Merger Agreement and Merger Sub's acquisition of the Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger.

    Based on information supplied by or on behalf of the Company, Merger Sub does not believe that any state takeover laws purport to apply to the Offer or the Merger. Neither Parent nor Merger Sub has currently complied with any state takeover statute or regulation. Merger Sub reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger, and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Merger Sub might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Merger Sub might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. Under such circumstances, Merger Sub may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

    CERTAIN LITIGATION. On August 15, 2000, an action was commenced against the Company and its directors in the Superior Court of Washington in and for King County by Neil Baldwin, purporting to bring suit as a shareholder on behalf of a proposed class of shareholders of the Company. The complaint alleges, among other things, that the defendants have breached their fiduciary duties of undivided loyalty, independence and due care with respect shareholders in connection with the Offer and the Merger, that individual defendants are engaged in self-dealing in connection with the Offer and the Merger, and that individual defendants have breached their fiduciary duty to "secure and obtain the best price reasonable under the circumstances" in connection with the Offer and the Merger. The plaintiff generally seeks declaratory and injunctive relief, including directing the individual defendants to exercise their fiduciary duties "to obtain a transaction which is in the best interests of [the Company's] shareholders until the process for the sale or auction of the Company is completed." The time for the defendants to respond has not yet elapsed.

16. FEES AND EXPENSES.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection therewith. Parent has agreed to pay DLJ reasonable and customary compensation for its services as Dealer Manager and as financial advisors in connection with the Offer. Parent has agreed to reimburse DLJ for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Offer, and has agreed to indemnify DLJ against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws. At any time DLJ and its affiliates may actively trade the Shares for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in the Shares.

    MacKenzie Partners, Inc. is acting as Information Agent in connection with the Offer. The Information Agent may contact holders of the Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the Federal securities laws.

    Merger Sub will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of the Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Merger Sub may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of the Shares in such jurisdiction.

    Neither Parent nor Merger Sub is aware of any jurisdiction in which the making of the Offer or the acceptance of the Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

    Parent and Merger Sub have filed the Schedule TO with the SEC pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 8 and are available from Parent at the address set forth in Section 9.

    No person has been authorized to give any information or make any representation on behalf of Parent or Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                                        PICARD ACQUISITION CORP.

August 21, 2000

                                                                      SCHEDULE A

                      INFORMATION CONCERNING DIRECTORS AND
                  EXECUTIVE OFFICERS OF PARENT AND MERGER SUB

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address of each such person is c/o Chiron Corporation, 4560 Horton Street, Emeryville, California 94608.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
          NAME AND ADDRESS                            HELD DURING THE PAST FIVE YEARS
          ----------------             --------------------------------------------------------------
Raymund Breu.........................  Director of Chiron since May 1999. Chief Financial Officer and a Member of the Executive Committee of Novartis AG since
                                       December 1996. Citizen of Switzerland.

Vaughn D. Bryson.....................  Director of Chiron since June 1997.

Lewis W. Coleman.....................  Director of Chiron since 1991.

Rajen K. Dalal.......................  Vice President of Chiron since 1991 and President of Chiron
                                       Blood Testing since 1998. Citizen of India.

Pierre E. Douaze.....................  Director of Chiron since 1995. From December 1996 through
                                       December 1997, he was a member of the Executive Committee of
                                       Novartis AG and Head of its Healthcare Division and Pharma
                                       Sector. In December 1997, Mr. Douaze retired from Novartis AG.
                                       Citizen of France.

William G. Green.....................  Senior Vice President, Secretary and General Counsel of Chiron
                                       since 1990 and Director, Vice President and Secretary of the
                                       Purchaser.

Paul J. Hastings.....................  Vice President of Chiron and President of Chiron
                                       BioPharmaceuticals since 1999. Prior to joining Chiron, he was the Presidient, Chief Executive Officer and member of the
                                       board of LXR Biotechnology. From 1993 to 1998, Mr. Hastings spent five years at Genzyme Corporation in Cambridge,
                                       Massachusetts, as President of Genzyme Therapeutics.

Paul L. Herrling.....................  Director of Chiron since 1997, is the Head of Research at
                                       Novartis Pharma AG and a member of the Novartis Pharma
                                       Executive Board. Citizen of Switzerland.

Peter K. Jensen......................  Vice President of Chiron and Head of Development since 1999.
                                       Prior to joining Chiron, he was the Development Director and
                                       Chief Medical Officer of British Biotech plc from 1998 to 1999 in Oxford, England, President in Annapolis, Maryland. From
                                       1996 to 1998 he was Vice President, Clinical Research and Drug
                                       Safety of the Schering-Plough Research Institute.

Sean P. Lance........................  President and Chief Executive Officer of Chiron since May 1998 and Chairman of the Board since May 1999. Citizen of South
                                       Africa.

Edward E. Penhoet....................  Co-founder of Chiron and a Director since its inception in
                                       1981, Chief Executive Officer of Chiron until May 1998.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
          NAME AND ADDRESS                            HELD DURING THE PAST FIVE YEARS
          ----------------             --------------------------------------------------------------
William J. Rutter....................  Director of Chiron, Co-founder of Chiron, served as Chairman of the Board from Chiron's inception in 1981 until May 1999 when he became Chairman of the Board Emeritus. He served as
                                       Director of Novartis AG from 1995 until April 1999.

Jack W. Schuler......................  Director of Chiron since 1990.

Linda W. Short.......................  Vice President, Human Resources, of Chiron until 1999. In
                                       1999, she was promoted to Vice President, Corporate Resources.
                                       Prior to joining Chiron, she was the Director of Human
                                       Resources of Industrial Indemnity from 1994 to 1997.

David V. Smith.......................  Vice President, Controller of Chiron since 1999. Prior to joining Chiron, he was the Vice President, Finance and Chief
                                       Financial Officer of Anergen, Inc. from 1997 until he joined
                                       Chiron. From 1988 to 1997, he held various financial
                                       management positions with Genentech, Inc.

Pieter J. Strijkert..................  Director of Chiron since 1987. Citizen of The Netherlands.

James R. Sulat.......................  Vice President and Chief Financial Officer of Chiron since
                                       1998 and President of Purchaser.

Lewis T. Williams....................  Senior Vice President and President of Chiron Technologies
                                       until 1998. In 1998, he was promoted to Chief Scientific
                                       Officer of Chiron. In May 1999, he was appointed a Director of
                                       Chiron.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Merger Sub. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address of each such person is c/o Chiron Corporation, 4560 Horton Street, Emeryville, California 94608.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
          NAME AND ADDRESS                            HELD DURING THE PAST FIVE YEARS
          ----------------             --------------------------------------------------------------
James R. Sulat.......................  Director and President of Merger Sub. Vice President and Chief
                                       Financial Officer of Parent.
William G. Green.....................  Director, Vice President and Secretary of Merger Sub. Senior
                                       Vice President, Secretary and General Counsel of Parent.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted properly completed and duly executed. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:

                        HARRIS TRUST COMPANY OF NEW YORK


                  BY MAIL:                              BY HAND/OVERNIGHT DELIVERY:

             Wall Street Station                              Receive Window
                P.O. Box 1023                                Wall Street Plaza
           New York, NY 10268-1023                      88 Pine Street, 19th Floor
                                                            New York, NY 10005

                           BY FACSIMILE TRANSMISSION:
                        (FOR ELIGIBLE INSTITUTIONS ONLY)

                                 (212) 701-7636

                        FOR INFORMATION (CALL COLLECT):
                                 (212) 701-7624

    Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be directed to the Information Agent at the telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                       or
                         CALL TOLL FREE (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

                            2121 Avenue of the Stars
                         Los Angeles, California 90067
                         (310) 282-6161 (Call Collect)